Exhibit 99.1

Body Central Corp. Announces Third Quarter 2014 Financial Results

Jacksonville, FL - November 6, 2014 - Body Central Corp. (OTC - Pink: BODY) (the "Company") today announced financial results for the third quarter of 2014.

Highlights for the thirteen weeks ended September 27, 2014:

•	Net revenues decreased 28.6% to $43.4 million from $60.8 million for the third quarter of 2013.

•	Store sales decreased 25.5% to $41.5 million from $55.7 million for the third quarter of 2013, primarily due to a comparable-store sales decrease of 23.1%.

•	Direct sales decreased 63.1% to $1.9 million from $5.1 million for the third quarter of 2013.

•	Gross profit improved 390 basis points to 22.2% from 18.3% for the third quarter of 2013.

•	Loss from operations was $24.3 million, as compared to a loss from operations of $15.5 million for the third quarter of 2013.

◦	We reduced SG&A by $7.2 million during the third quarter of 2014, as compared to the third quarter of 2013.

◦	Included in the loss from operations for the third quarter of 2014 were non-cash impairment charges of $9.3 million to long-lived fixed assets and $5.1 million to our trade name.

◦
Excluding these non-cash charges, the adjusted loss from operations was $9.9 million for the third quarter of 2014, compared to the adjusted loss from operations of $15.5 million for the third quarter of 2013.

•
The net loss was $16.7 million, or $(10.17) per diluted share based on 1.6 million weighted average shares outstanding. Net loss for the third quarter of 2013 was $9.0 million, or $(5.49) per diluted share based on 1.6 million weighted average shares outstanding.

•	The Company closed 3 stores during the third quarter of 2014 and operated 272 stores as of September 27, 2014.

Richard L. Walters, Body Central's Executive Vice President and Chief Financial Officer, stated: "We continue to transform the Company by enacting substantial expense reductions, reducing inventories, recalibrating merchandise assortments and carefully managing our cash. While certain aspects of our recovery will take multiple quarters to reflect noticeable results, we intend to build on this quarter's positive momentum which is reflected in the $7.2 million, or 29% reduction in SG&A from the third quarter of last year, and the 43% per store inventory reduction from one year ago. Our management team is working diligently under the direction of our recently reconstituted Board to focus on efforts intended to return the Company to profitability. While the competition remains high and the environment remains challenging, we are optimistic about our future and look to build on these recent operational achievements."

Balance Sheet highlights as of September 27, 2014:

•	Cash and cash equivalents, excluding restricted cash, were $4.9 million at the end of the third quarter of 2014 compared to $15.6 million at the end of the third quarter in the prior year.
•Average per store inventory at cost decreased 43.4% and average per store inventory units decreased 32.3% from the end of the third quarter in the prior year.

As of November 3, 2014, the Company had $4.5 million in cash and cash equivalents (excluding restricted cash), $12.0 million drawn against eligible accounts receivable, inventory and cash collateral, and had no incremental borrowing capacity against its borrowing base collateral.

About Body Central

Founded in 1972, Body Central Corp. is a multi-channel, specialty retailer offering on trend, quality apparel and accessories at value prices. As of November 5, 2014, the Company operated 271 specialty apparel stores in 28 states under the Body Central and Body Shop banners, as well as a direct business operated through our e-commerce website at www.bodycentral.com. The Company targets women in their late teens to mid-thirties from diverse cultural backgrounds who seek the latest fashions at affordable prices and a flattering fit. The Company’s stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central®, Sexy Stretch® and Lipstick Lingerie® labels.

Exhibit 99.1

Investor Questions:

Investor questions or comments on our recently filed Form 10-Q can be submitted to the Company through the e-mail address investorquestions@bodyc.com. Questions received by 5:30 PM Eastern Time on Friday, November 7, 2014 will be reviewed and relevant questions will responded to in the form of an open letter to shareholders that the Company intends to issue via press release.

Safe Harbor Language

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) expectations regarding our ability to continue as a going concern; (2) our ability to achieve and maintain the required base amount of unrestricted cash to eliminate the existing cash dominion event, or otherwise trigger an event of default under the terms of our senior credit facility, as amended; (3) our failure to register our common stock under the Registration Rights Agreement, resulting in material penalties related to our Subordinated Secured Convertible Notes; (4) a sale or issuance of our common stock at a price less than the conversion price under the Subordinated Secured Convertible Notes agreement triggering an anti-dilution provision; (5) the potential for acceleration of any of our indebtedness, the potential that cross-default provisions under our first lien credit facility and second lien note instruments could be triggered, as well as any trigger by an event of default of cash dominion provisions under our first lien credit facility; (6) our ability to obtain financing or to generate sufficient cash flows to support operations; (7) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (8) the dislocation of customers that may occur as a result of strategic changes to marketing or merchandise selections; (9) failure to successfully execute marketing initiatives to drive core customers into our stores and to our website; (10) failure to successfully execute our growth strategy; (11) changes in consumer spending and general economic conditions; (12) changes in Federal and state tax policy on our customers; (13) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (14) failure of our stores to achieve sales and operating levels consistent with our expectations; (15) failure to successfully execute our direct business unit initiatives; (16) our dependence on a strong brand image; (17) failure of our information technology systems to support our business; (18) failure to successfully integrate new information technology systems to support our business; (19) our dependence upon key executive management or our inability to hire or retain additional personnel; (20) changes in payments terms, including reduced credit limits and/or requirements to provide advance payments to our vendors; (21) disruptions in our supply chain and distribution facility; (22) our reliance upon independent third-party transportation providers for all of our product shipments; (23) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (24) the seasonality of our business; (25) increases in the costs of fuel, or other energy, transportation or utilities costs as well as in the costs of raw materials, labor and employment; (26) the impact of governmental laws and regulations, including tax policy, and the outcomes of legal proceedings; (27) restrictions imposed by lease obligations on our current and future operations; (28) our ability to resolve the Imeson lease on terms that are favorable to us; (29) our failure to maintain effective internal controls; and (30) our inability to protect our trademarks or other intellectual property rights. Factors that could cause future results to materially differ from recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2014, the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2014 and in the Company's other periodic filings with the Securities and Exchange Commission from time to time.

BODY CENTRAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
Q Dates:	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
	(in thousands, except share data)		(in thousands, except share data)
Net revenues	$43,420	$60,833	$159,640	$217,383
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	33,785	49,692	122,269	157,977
Gross profit	9,635	11,141	37,371	59,406
Selling, general and administrative expenses	17,276	24,480	65,990	69,406
Depreciation and amortization	2,270	2,154	6,704	6,438
Impairment of depreciable long-lived assets	9,313	—	11,197	—
Impairment of goodwill	—	—	—	10,358
Impairment of trade name	5,110	—	8,784	—
Loss from operations	(24,334)	(15,493)	(55,304)	(26,796)
Interest expense	(1,232)	(78)	(1,914)	(274)
Interest income	18	80	36	285
Change in fair value of embedded derivative liabilities	6,253	—	6,253	—
Other income (expense), net	205	(259)	140	747
Loss before income taxes	(19,090)	(15,750)	(50,789)	(26,038)
Benefit from income taxes	2,377	6,769	3,806	6,985
Net loss	$(16,713)	$(8,981)	$(46,983)	$(19,053)

Net loss per common share:
Basic	$(10.17)	$(5.49)	$(28.70)	$(11.68)
Diluted	$(10.17)	$(5.49)	$(28.70)	$(11.68)
Weighted-average common shares outstanding:
Basic	1,643,422	1,636,363	1,636,774	1,631,805
Diluted	1,643,422	1,636,363	1,636,774	1,631,805

BODY CENTRAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Fiscal Periods Ended
Q Dates:	September 27, 2014	September 28, 2013
	(in thousands, except share data)
Assets
Current assets
Cash and cash equivalents	$4,850	$15,597
Short-term investments	—	4,356
Restricted cash	3,153	—
Accounts receivable	721	1,479
Income tax receivable	826	9,373
Insurance recoverable	3,425	—
Inventories	12,077	24,464
Prepaid expenses and other current assets	10,370	2,848
Deferred tax asset	3,301	3,289
Total current assets	38,723	61,406
Property and equipment, net of accumulated depreciation	29,345	40,479
Goodwill	—	11,150
Intangible assets, net of accumulated amortization	7,790	16,574
Other assets	291	333
Total assets	76,149	129,942
Liabilities and Stockholders’ Equity
Current liabilities
Merchandise accounts payable	1,980	10,585
Accrued expenses and other current liabilities	16,922	21,155
Legal settlement payable	3,425	—
Fair value of call option derivative embedded in convertible notes payable	6,925	—
Financing obligation, sale-leaseback, current portion	767	—
Total current liabilities	30,019	31,740
Other liabilities	9,039	10,167
Financing obligation, sale-leaseback, net of current portion	1,790	—
Notes payable	12,000	—
Convertible notes payable	5,589	—
Deferred tax liability	3,085	4,392
Total liabilities	61,522	46,299
Total stockholders’ equity	14,627	83,643
Total liabilities and stockholders’ equity	$76,149	$129,942

BODY CENTRAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirty-Nine Weeks Ended
Q Dates:	September 27, 2014	September 28, 2013
	(in thousands)
Cash flows from operating activities
Net loss	$(46,983)	$(19,053)
Adjustments to reconcile net loss to net cash used in operating activities:	0
Depreciation and amortization	6,704	6,438
Deferred income taxes	(3,806)	(2,236)
Excess tax benefits from stock-based compensation	—	(39)
Stock-based compensation	621	2,061
Amortization of premiums and discounts on investments, net	—	147
Amortization of deferred financing costs	(351)	—
Change in fair value of derivatives	(6,253)	—
Derivative interest expense	767	—
(Gain) Loss on disposal of property and equipment	(3)	422
Impairment of long-lived assets	19,981	10,358
Changes in assets and liabilities:
Accounts receivable	2,082	3,231
Inventories	6,730	(1,493)
Prepaid expenses and other assets	(4,896)	(5,342)
Merchandise accounts payable	(6,992)	(3,130)
Accrued expenses and other current liabilities	(4,492)	362
Income taxes	13,976	—
Other liabilities	(2,320)	(380)
Net cash used in operating activities	(25,235)	(8,654)
Cash flows from investing activities
Payments for purchases of property and equipment	(4,682)	(12,709)
Purchases of short-term investments	—	(12,786)
Proceeds from sales of short-term investments	—	2,310
Proceeds from maturities of short-term investments	—	5,973
Change in restricted cash	(3,153)	—
Net cash used in investing activities	(7,835)	(17,212)
Cash flows from financing activities
Payments on sale-leaseback transaction	(548)	—
Payments on line of credit	(5,000)	—
Proceeds from long-term debt	30,000	—
Proceeds from exercise of stock options	—	327
Deferred financing fees	(3,045)	—
Net cash provided by financing activities	21,407	327
Net decrease in cash and cash equivalents	(11,663)	(25,539)
Cash and cash equivalents
Beginning of year	16,513	41,136
End of period	$4,850	$15,597

Non-cash investing activities:
Property and equipment acquired	$—	$1,114

Non-GAAP Financial Measures
The following information provides a reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP. The company has provided this information, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures. This non-GAAP financial measure may differ from similar measures used by other companies.

BODY CENTRAL CORP.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Loss from operations, as reported	$(24,334)	$(15,493)	$(55,304)	$(26,796)
Less impairment of long-lived assets	9,313	—	11,197	—
Less impairment of trade name	5,110	—	8,784	—
Less impairment of goodwill	—	—	—	10,358
Adjusted loss from operations	$(9,911)	$(15,493)	$(35,323)	$(16,438)